As filed with Securities and Exchange Commission on September 2, 2004

Registration No. 333- ____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LUMINEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	72-2747608

(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

12212 Technology Blvd., Austin, Texas 78727

(Address of principal executive offices) (Zip Code)

LUMINEX CORPORATION
BALTHROP NON-QUALIFIED STOCK OPTION AGREEMENT

(Full title of the Plan)

David S. Reiter
Vice President, General Counsel
and Corporate Secretary
Luminex Corporation
12212 Technology Boulevard
Austin, Texas 78727

(Name and address of agent for service)

(512) 219-8020

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Proposed Maximum
		Offering	Proposed Maximum
Title of Securities	Amount to be	Price Per	Aggregate Offering	Amount of
to be Registered	Registered(1)	Share	Price	Registration Fee
Common Stock	500,000 shares	$9.36 (2)	$4,680,000.00	$592.96

(1)	Pursuant to Rule 416(a) under the Securities Act, this registration statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, based upon the price at which such options may be exercised.

PART I
PART II
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
EX-5.1 OPINION OF BASS, BERRY & SIMS PLC
EX-23.1 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PART I

Information Required In The Section 10(a) Prospectus

Item 1. Plan Information

     Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (“Securities Act”), and the Note to Part I of Form S-8.

Item 2. Registration Information and Employee Plan Annual Information.

     Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

     Luminex Corporation (the “Registrant”) incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

     (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

     (b) The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 2004;

     (c) The Registrant’s Current Report on Form 8-K filed May 18, 2004;

     (d) The description of the Registrant’s common stock, par value $.001 per share, contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on March 27, 2000, including all amendments and reports filed for the purpose of updating such description prior to the termination of the offering of the common stock offered hereby; and

     (e) The description of the Registrant’s Series A Junior Participating Preferred Stock purchase rights contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on June 21, 2001, including all amendments and reports filed for the purpose of updating such description prior to the termination of the offering of the common stock offered hereby.

     All reports and definitive proxy or information statements filed under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered under this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document which also is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     Notwithstanding the foregoing, information furnished under Items 9 and 12 of any Current Report on Form 8-K, or Items 2.02 and 7.01 after August 23, 2004, including the related exhibits, is not incorporated by reference in this registration statement or the accompanying prospectus.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation) or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the person indemnified is not wholly successful in such action, suit or proceeding, but is successful, on the merits or otherwise, in one or more but less than all claims, issues or matters in such proceeding, he or she may be indemnified against expenses actually and reasonably incurred in connection with each successfully resolved claim, issue or matter. In the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 provides that, to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or manner therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

     Article V of the Registrant’s restated certificate of incorporation (the “Certificate”) provides that, except to the extent prohibited by the DGCL, the Registrant’s directors shall not be personally liable to it or its stockholders for monetary damages for breach of their fiduciary duty as directors. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of his or her duty of loyalty to the Registrant or its stockholders; for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct or knowing violations of law; for actions leading to improper personal benefit to the director; and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     Article VI of the Certificate permits indemnification of any director or officer, as well as any employee or agent of the Registrant, or any individual serving in such capacity for another entity at the Registrant’s request, for all expenses, judgments, fines, and amounts paid in settlement so long as he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to a criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. However, with respect to any action by or in the right of the Registrant, such a person will be entitled to indemnification only if he or she acted in good faith and in a manner he or she believed to be in, or not opposed to, the Registrant’s best interests and, if he or she is adjudged liable, only to the extent that the Court of Chancery of Delaware finds that he or she is reasonably entitled to indemnification.

     Article VI of the Certificate also authorizes the Registrant to assume the defense of an indemnitee in any action, suit, proceeding or investigation in which indemnity is sought. In the event that the Registrant does not assume the defense of an indemnitee, it may advance litigation expenses to an indemnitee prior to the final disposition of an action concerning the indemnitee’s service. The making of such advances is conditioned upon the indemnitee giving the Registrant an undertaking to repay the amount advanced if indemnification ultimately is deemed unavailable.

     If indemnification or advancement of expenses is authorized, it will not exclude any rights to indemnification or advancement of expenses which any person may have under a bylaw, agreement, board or stockholder vote, or otherwise. The indemnification or advancement of expenses provided by Article IX will continue as to a person who ceases to be a director, officer, employee, or agent.

     The Certificate also states that the Registrant may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Registrant or another corporation against any loss, liability, or expense, whether or not the Registrant would have the power to provide indemnification under the DGCL, as the Board of Directors may from time to time determine. The Registrant has obtained directors’ and officers’ liability insurance, the effect of which is to indemnify its directors and officers against certain damages and expenses because of certain claims made against them caused by their negligent act, error or omission.

     The Registrant has entered into Indemnification Agreements with each of its directors to give such directors additional contractual assurances regarding the scope of indemnification set forth in the Certificate and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant in which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit
4.1*	Restated Certificate of Incorporation of the Company
4.2*	Amended and Restated Bylaws of the Company
4.3**	Rights Agreement dated as of June 21, 2001 between Luminex Corporation and Mellon Investor Services, LLC, as Rights Agent, which includes as Exhibit A the form of Certificate of Designations of Series A Junior Participating Preferred Stock, as Exhibit B the Form of Rights Certificate and as Exhibit C the Summary of Rights
4.4***	Balthrop Non-Qualified Stock Option Agreement
5.1	Opinion of Bass, Berry & Sims PLC
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Bass, Berry & Sims PLC (included in the Opinion of Bass, Berry & Sims PLC filed herewith as Exhibit 5.1)
24.1	Power of Attorney (included on signature page of this Registration Statement)

*	Previously filed as an Exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-96317), filed February 7, 2000, as amended, and incorporated herein by this reference.

**	Previously filed as Exhibit 4 to the Company’s Current Report on Form 8-K dated June 20, 2001, and incorporated herein by this reference.

***	Previously filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K dated May 18, 2004, and incorporated herein by this reference.

Item 9. Undertakings

     A. The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[signature pages to follow]

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 2nd day of September, 2004.

LUMINEX CORPORATION
By:	/s/ Patrick J. Balthrop
Patrick J. Balthrop
President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Patrick J. Balthrop and Harriss T. Currie and each of them his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with the SEC, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Patrick J. Balthrop Patrick J. Balthrop	President, Chief Executive Officer and Director (Principal Executive Officer)	September 2, 2004
/s/ Harriss T. Currie Harriss T. Currie	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	September 2, 2004
/s/ C. Thomas Caskey, M.D. C. Thomas Caskey, M.D.	Director	September 2, 2004
/s/ Robert J. Cresci Robert J. Cresci	Director	September 2, 2004
/s/ Thomas W. Erickson Thomas W. Erickson	Director	September 2, 2004
/s/ Fred C. Goad, Jr. Fred C. Goad, Jr.	Director	September 2, 2004
Laurence E. Hirsch	Director

Signatures	Title	Date
/s/ Jim D. Kever Jim D. Kever	Director	September 2, 2004
/s/ G. Walter Loewenbaum II G. Walter Loewenbaum II	Chairman of the Board of Directors Director	September 2, 2004
/s/ Kevin M. McNamara Kevin M. McNamara	Director	September 2, 2004

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1*	Restated Certificate of Incorporation of the Company
4.2*	Amended and Restated Bylaws of the Company
4.3**	Rights Agreement dated as of June 21, 2001 between Luminex Corporation and Mellon Investor Services, LLC, as Rights Agent, which includes as Exhibit A the form of Certificate of Designations of Series A Junior Participating Preferred Stock, as Exhibit B the Form of Rights Certificate and as Exhibit C the Summary of Rights
4.4***	Balthrop Non-Qualified Stock Option Agreement
5.1	Opinion of Bass, Berry & Sims PLC
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Bass, Berry & Sims PLC (included in the Opinion of Bass, Berry & Sims PLC filed herewith as Exhibit 5.1)
24.1	Power of Attorney (included on signature page of this Registration Statement)

*	Previously filed as an Exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-96317), filed February 7, 2000, as amended, and incorporated herein by this reference.

**	Previously filed as Exhibit 4 to the Company’s Current Report on Form 8-K dated June 20, 2001, and incorporated herein by this reference.

***	Previously filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K dated May 18, 2004, and incorporated herein by this reference.